As filed with the Securities and Exchange Commission on December 4, 2024

Registration No. 333-282799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOBR Safe, Inc.

www.sobrsafe.com

(Exact name of registrant as specified in its charter)

Delaware	3829	26-0731818
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6400 S. Fiddlers Green Circle, Suite 1400 Greenwood Village, Colorado 80111	(844) 762-7723
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

David Gandini, Chief Executive Officer

Christopher Whitaker, Chief Financial Officer

SOBR Safe, Inc.

6400 S. Fiddlers Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(844) 762-7723

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joseph M. Lucosky, Esq.

Soyoung Lee, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, New Jersey 08830

Telephone: (732) 395-4400

Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-282799) is being filed as an exhibit only filing to file Exhibit 23.1 to update the date of the Consent of Independent Registered Public Accounting Firm. No changes are being made to Part I of the Registration Statement. Accordingly, this Amendment No.1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with registration and sale of the common stock by the Selling Securityholders. The estimated expenses of issuance and distribution are set forth below:

Item	Amount to be paid
SEC registration fee	$11,984
Legal fees and expenses	75,000
Accounting fees and expenses	15,000
Miscellaneous expenses	1,000
Total	$102,984

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1 of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Section 2 of Article VI of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article XI of our Amended and Restated Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors and officers in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In the last three fiscal years and subsequent interim periods, we issued the following securities:

On October 7, 2024, the Company entered into a private placement transaction, pursuant to a Securities Purchase Agreement with certain institutional investors, and issued up to 14,838,858 shares of common stock, including up to 12,818,167 shares of common stock underlying warrants issued in connection therewith, for aggregate gross proceeds of $8.2 million, before deducting fees to the placement agent and other expenses payable by the Company in connection with the private placement transaction.

On June 8, 2023, we issued 1,364 shares of our Common Stock for Restricted Stock Units that vested during 2023. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On May 10, 2023, noteholders elected to convert a total of $341,999 (the “Conversion Amount”) pertaining to the 2023 Debt Offering into 1,364 shares of the Company’s Common Stock at $250.80 per share. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On April 1, 2023, we issued 319 shares of our Common Stock for Restricted Stock Units that vested during 2023. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

II-1

On March 9, 2023, the Company entered into a Debt Offering pursuant to a Purchase Agreement (the “Agreement”) and Registration Rights Agreement with institutional investors. The Debt Offering closed on March 9, 2023. The Debt Offering includes 15% Original Issue Discount Convertible Notes (the “Notes”) and Common Stock Purchase Warrants (the “Warrants”). Aegis Capital Corp. acted as sole placement agent for the Debt Offering. Under the terms of the Agreement, the Company received $3,000,000 from the Purchasers and in exchange issued the Notes in principal amounts of $3,529,412 and Warrants to purchase up to 3,519 shares of the Company’s Common Stock. The Notes are convertible voluntarily by the Purchaser at any time the principal amounts are outstanding into shares of our Common Stock, at a conversion price $250.80. The Notes are due March 10, 2025, and accrue interest quarterly at 5% per annum. The accrued interest is payable by way of inclusion in the convertible amount. The Warrants are exercisable at any time through March 9, 2028, into shares of the Company’s Common Stock at an exercise price of $277.20 per share. The Company received approximately $2,500,000 of net proceeds from the Debt Offering after offering related costs. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On January 1, 2023, the Company entered into a six-month agreement with a consultant to provide investor services and in exchange issued 2,046 shares of restricted Common Stock and 2,046 warrants to purchase Common Stock of the Company at an exercise price of $148.50 per warrant. The warrants expire three years from the date of issuance.

On February 16, 2023, the Company issued 2,046 common shares in exchange for 2,046 shares of restricted Common Stock. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On September 30, 2022 pursuant to the Adjustment terms of the March 2022 Armistice Warrant and the September 2021 Armistice Warrant, as a result of entering into the PIPE Offering, we issued an aggregate 15,912 warrants the (the “Armistice Warrants”) consisting of (i) 12,729 warrants pursuant to the Adjustment terms under the September 2021 Armistice Warrant, and (ii) 3,183 warrants pursuant to the Adjustment terms of March 2022 Armistice Warrant. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On September 28, 2022, we entered into a PIPE Offering pursuant to a Securities Purchase Agreement with institutional investors for aggregate gross proceeds of approximately $6 million, before deducting fees to Aegis Capital Corp., the exclusive placement agent in the PIPE Offering, and other expenses payable by the Company. Pursuant to the PIPE Offering, which closed on September 30, 2022, we issued 17,507 Non Pre-Funded Units and 19,349 Pre-funded Units at a purchase price of $162.80 per unit priced at-the-market under Nasdaq rules. The Prefunded Units were sold at the same price less the Prefunded Warrant exercise price of $0.11.

Each Non-Prefunded Unit and Prefunded Unit consists of one share of Common Stock (or common stock equivalent) and one non-tradable Non Prefunded exercisable for one Common Stock at a price of $148.50 subject to adjustments pursuant to the Non Prefunded Warrant Agreement. Each Prefunded Unit consists of one share of Common Stock and one non-tradable Prefunded Warrant exercisable for one Common Stock at a price of $148.50 less the Prefunded Warrant exercise price of $0.11 pursuant to the Prefunded Warrant Agreement. The Non Prefunded Warrants have a term of seven years from the issuance date and the Prefunded Warrants expire until the Prefunded Warrants are exercised in full. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are accredited, familiar with our operations, and there was no general solicitation or advertising.

On August 3, 2022, in exchange for a settlement of a general mutual release of employment and application claims we issued to a prior employee a warrant for 91 shares of our Common Stock at an exercise price of $467.50 per share which expires August 3, 2025. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On June 7, 2022, we issued 152 shares of our Common Stock for restricted stock units that vested in connection with our uplist to Nasdaq. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On June 7, 2022 and June 29, 2022, we issued 2,728 and 4,546 shares of our Common Stock, respectively, for professional services. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors were accredited, familiar with our operations, and there was no general solicitation or advertising.

II-2

On March 30, 2022, in connection with a Waiver Agreement we entered into with Armistice Capital Master Fund Ltd. the holder of an 18% Original Issue Discount Convertible Debenture in the principal amount of $3,048,780.50, we issued a second Common Stock purchase warrant, or the March 2022 Armistice Warrant to purchase up to 924 additional shares of our Common Stock expiring March 29, 2029, and extended the Termination Date of the September 2021 Armistice Warrant for 3,696 shares of our common from September 28, 2026 to September 28, 2028. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

On March 3, 2022 we issued 72 shares of our Common Stock under the terms of a $47,500 convertible note payable dated March 6, 2020 with interest at 5%, due March 6, 2022 and convertible at $660.00 per share. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On March 1, 2022, we entered in to Share Exchange Agreements with David Gandini, one of our officers and directors, and Gary Graham, our largest shareholder, to exchange 3,031 and 6,061 shares of our Common Stock into 9,091 shares and 18,182 shares of our Series B Preferred Stock, respectively. These stock exchanges of Common Stock for preferred stock were done as conditions of our planned underwritten offering and planned listing on Nasdaq. The shares of our Series B Convertible Preferred Stock have liquidation preference over our Common Stock, receive dividends in pari passu with our Common Stockholders, are convertible into shares of our Common Stock on a 3-for-1 basis, and vote on an “as converted” basis. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investors are sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On January 12, 2022 we issued 152 shares of our Common Stock for Restricted Stock Units that vested during 2021. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On January 10, 2022, in connection with hiring Mr. Wenzel we entered into an Executive Employment Agreement with Mr. Wenzel. Under the terms of his Employment Agreement, Mr. Wenzel will serve as our Chief Financial Officer until January 1, 2024, unless he is terminated pursuant to the termination provisions set forth in his agreement. Under the terms of his Employment Agreement, Mr. Wenzel will perform services for us that are customary and usual for a chief financial officer of a company, in exchange for: (i) an annual base salary of $175,000, (ii) incentive stock options under our 2019 Equity Incentive Plan to acquire 607 shares of our Common Stock, at an exercise price of $853.05, which is equal to 110% of the fair market value of our Common Stock on January 10, 2022 (the date the options were eligible to be issued under Mr. Wenzel’s Employment Agreement), with the stock options to vest in 8 equal quarterly installments of 76 shares during the two-year term of the Employment Agreement, with a ten year term, and (iii) 152 Restricted Stock Units under our 2019 Equity Incentive Plan, which will vest upon the end of any relevant lockup period involving Company securities owned by Mr. Wenzel after we uplist to a national exchange (NASDAQ, NYSE, etc.). The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On December 7, 2021, in exchange for Sandy Shoemaker agreeing to serve on our Board of Directors, we issued Sandy Shoemaker options to acquire 76 shares of our Common Stock under our 2019 Equity Incentive Plan, at an exercise price of $1,107.15 per share and vest equally over one year. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On December 7, 2021, in exchange for Sandy Shoemaker agreeing to chair the Audit Committee of our Board of Directors we issued Sandy Shoemaker options to acquire 152 shares of our Common Stock under our 2019 Equity Incentive Plan, at an exercise price of $1,107.15 per share and vest equally over two years. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

II-3

On October 18, 2021, we entered into an Executive Employment Agreement with Michael Watson (the “Watson Agreement”) to serve as our Executive Vice President of Sales and Marketing and Revenue Officer. Under the terms of the Watson Agreement, Mr. Watson performs services for us that are customary and usual for a EVP of sales and marketing of a company, in exchange for: (i) a base salary of $175,000 and his eligible to participate in any executive bonus plans, with a target bonus of $75,000, and (ii) incentive stock options under our 2019 Equity Incentive Plan to acquire up to 758 shares of our Common Stock at $1,013.10 per share (110% of fair market value on the date of grant), which options vest in equal quarterly installments overs a two year period. The Watson Agreement is for a two-year term. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On August 17, 2021, we entered into an Executive Employment Agreement with Scott Bennett (the “Bennett Agreement”) to serve as our Executive Vice President of Business Operations beginning on October 18, 2021. Under the terms of the Bennett Agreement, Mr. Bennett performs services for us that are customary and usual for a EVP of business operations of a company, in exchange for: (i) a base salary of $175,000, (ii) incentive stock options under our 2019 Equity Incentive Plan to acquire up to 304 shares of our Common Stock at $1,013.10 per share (110% of fair market value on the date of grant), which options vest in equal quarterly installments overs a two year period, and (iii) 152 restricted stock units under our 2019 Equity Incentive Stock Plan, which will vest upon the earlier of (a) the expiration of any lock-up period that includes any of our securities owned by the Advisor after the uplist of the Corporation to a national exchange (NASDAQ, NYSE, etc.) or (b) January 1, 2023. The Bennett Agreement is for a two year term. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

Prior to hiring Mr. Bennett has an executive officer, Mr. Bennett was granted (i) 31 restricted stock units pursuant to a prior consulting arrangement with us, and (ii) a stock option to acquire 304 shares of our Common Stock at an exercise price of $1,114.41 under a prior employment agreement with us. The restricted stock units were issued under our 2019 Equity Plan and vest upon the earlier of (i) the expiration of any lock-up period that includes any of our securities owned by the Advisor after the uplist of the Corporation to a national exchange (NASDAQ, NYSE, etc.) or (ii) January 1, 2023. The stock options were also issued under our 2019 Equity Incentive Plan and vest in equal installments, monthly over a thirty six (36) month period beginning May 17, 2021. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

On September 28, 2021, we closed a financing transaction with Armistice Capital Master Fund Ltd. (the “Purchaser”). Under the terms of the financing, we received $2,500,000 from the Purchaser and in exchange issued the Purchaser an 18% Original Issue Discount Convertible Debenture in the principal amount of $3,048,780.50 (the “Debenture”) and a Common Stock Purchase Warrant (the Original Warrant) to purchase up to 3,696 shares of our Common Stock. The Debenture is convertible: (a) voluntarily by the Purchaser at any time into shares of our Common Stock at the lesser of (i) 100% of the closing price our Common Stock on the trading day immediate prior to the Closing Date under the Debenture, or (ii) 75% of the average VWAP of our Common Stock (representing a 25% discount) during the 5 trading day period immediately prior to the applicable conversion date (on an as adjusted basis giving effect to any splits, dividend and the like during such 5 Trading Day period) (the “Conversion Price”), or (b) automatically upon the occurrence of a Qualified Offering (as defined in the Debenture) into shares of our Common Stock at the lesser of: (i) the Conversion Price or (ii) 75% of the offering price of the securities offered in the Qualified Offering. The Debenture matures on March 27, 2022, does not accrue interest unless there is an event of default under the terms of the Debenture, and contains industry standard default and other provisions. The Warrant is exercisable at any time in the next five (5) years into shares of our common at an exercise price of $660.00 per share, unless an event of default occurs, at which time the exercise price will adjust to $110.00 per share. The Warrant contains a cashless exercise provision but only in the event we fail to have an effective registration statement registering the shares underlying the Warrant at any time beginning six (6) months from the date of the Warrant. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

II-4

From March 2021 through May 31, 2021, we conducted a “Unit” offering under Rule 506 of Regulation D, with each Unit consisting of a $50,000 principal amount convertible debenture (the “Secured Debentures”) and a warrant (the “Warrant”) to purchase 76 shares of our Common Stock. The holders of the Secured Debentures and the Warrants are the Selling Securityholders herein. The Secured Debentures mature two (2) years after issuance. The Secured Debentures will not be redeemable but contain an automatic conversion feature, which will cause all principal and interest due under the Debenture to automatically convert if our Common Stock closes at or above $660.00 per share on NASDAQ for five (5) consecutive trading days. Interest on each investor’s Secured Debenture accrues at a rate of 12% per annum, beginning on the date we have access to the investor’s funds. At the date of their investment, investors elected to have the interest due under the Secured Debenture paid in cash monthly or have the interest accrue and be payable on the maturity date of the Secured Debenture. For investors that elect to accrue the interest due under the Secured Debenture, the interest will be paid in cash or may be converted into shares of our Common Stock under the same terms as the principal amount on the maturity date. The Secured Debentures will be convertible at any time, and from time to time, beginning on the date of issuance, into shares of our Common Stock. The Secured Debentures will be convertible at nine hundred ninety dollars ($990.00) per share; provided, however, that the right of conversion will be limited by the terms of the Secured Debentures to the extent necessary to ensure that each Debenture holder will never beneficially own more than 4.9% of our class of Common Stock at any one time while any portion of the holder’s Debenture remains outstanding. The repayment of the Secured Debentures is secured by our current patent and patent applications. The Warrant attached to each Unit gives the investor the right to purchase 76 shares of our Common Stock. The Warrants are exercisable at any time, and from time to time, beginning on the date of issuance and expiring two (2) years after issuance, into shares of our Common Stock at an exercise price of nine hundred ninety dollars ($990.00) per share. In the event our Common Stock closes at or above $660.00 per share on NASDAQ for five (5) consecutive trading days then we have the right to notify the holder of the Warrants that we plan to purchase the Warrants for $33.00 each, which begins a sixty (60) day period for the holder to exercise the Warrants or we may purchase them for $33.00 each. Under this offering, we issued secured convertible promissory notes totaling $2,005,000 to 25 non-affiliated investors, and one then-affiliate investor - Mr. Ford Fay, one of our directors ($50,000) and additional investors that are now affiliates - Mr. James Bardy (through an entity he controls entitled Financial House, LLC) ($100,000) and Mr. Scott Bennett, our Executive Vice-President of Operations ($50,000), and warrants to purchase 3,038 shares of our Common Stock with the notes and warrants having the terms described above. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

In October 2020, we entered into an Advisory Agreement with Steven Beabout, a member of our Board of Directors, under which he agreed to provide us with strategic legal advice in relation to certain business and legal matters for a period of sixteen (16) months. In exchange for his services, we agreed to issue him 228 restricted stock units. The restricted stock units were issued under our 2019 Equity Plan and vest upon the earlier of (i) the expiration of any lock-up period that includes any of our securities owned by the Advisor after the uplist of the Corporation to a national exchange (NASDAQ, NYSE, etc.) or (ii) January 1, 2023. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

In November 2020 and February 2022, in consideration of Steven Beabout’s work as Chairman of the Compensation Committee of our Board of Directors, we agreed to issue Mr. Beabout 273 and 228 restricted stock units, respectively. The restricted stock units were issued under our 2019 Equity Plan and vest upon the earlier of (i) the expiration of any lock-up period that includes any of our securities owned by the Advisor after the uplist of the Corporation to a national exchange (NASDAQ, NYSE, etc.) or (ii) January 1, 2023. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is sophisticated, familiar with our operations, and there was no general solicitation or advertising.

In connection with closing the transaction with IDTEC detailed herein, we issued a convertible promissory note totaling approximately $1,500,000 to IDTEC. The promissory note was convertible any time by the holder into shares of our Common Stock at a conversion price of $165.00 per share, subject to anti-dilution protection against any future securities we may issue at an effective price of less than $55.00 per share. On November 17, 2020, IDTEC converted the total of $1,551,514 of principal and interest due under the promissory note into 9,404 shares of our Common Stock. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising. At the closing of the same transaction, we also issued Warrant to Purchase Common Stock to IDTEC, under which IDTEC can purchase up to 970 shares of our Common Stock at an exercise price of $165.00 per share. The issuance of these securities was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The investor is accredited, familiar with our operations, and there was no general solicitation or advertising.

These issuances were made in reliance on an exemption from registration set forth in Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering.

II-5

ITEM 16. EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1	Articles of Incorporation of Imagine Media, Ltd.	SB-2	3.1	01/31/2008
3.2	Articles of Amendment to Articles of Incorporation to TransBiotec, Inc.	S-1	3.2	11/06/2012
3.3	Certificate of Amendment to Certificate of Incorporation filed with the State of Delaware on May 25, 2017	10-K	3.3	02/06/2019
3.4	Amended and Restated Bylaws of SOBR Safe, Inc.	8-K	3.1	11/19/2019
3.5	Certificate of Amendment to Certificate of Incorporation of TransBiotec, Inc. changing name to SOBR Safe, Inc., effecting 1-for-33.26 reverse stock split and decreasing authorized common stock to 100M shares	8-K	3.1	06/11/2020
3.6	Certificate of Amendment to Certificate of Incorporation of SOBR Safe, Inc.	8-K	3.1	10/01/2024
4.1	Form of Representative’s Warrant between SOBR Safe, Inc. and Aegis Capital Corp.	8-K	4.1	05/19/2022
4.2	Warrant Agency Agreement between SOBR Safe, Inc. and Equiniti Trust Company dated May 17, 2022	8-K	4.2	05/19/2022
4.3	Form of Unit Warrant, issued May 18, 2022	8-K	4.3	05/19/2022
4.4	Series A Warrant by and between SOBR Safe, Inc. and Purchasers, dated October 9, 2024	8-K	10.2	10/11/2024
4.5	Series B Warrant by and between SOBR Safe, Inc. and Purchasers, dated October 9, 2024	8-K	10.3	10/11/2024
4.6	Prefunded Warrant by and between SOBR Safe, Inc. and Purchasers, dated October 9, 2024	8-K	10.5	10/11/2024
5.1	Legal Opinion of Lucosky Brookman LLP	S-1	5.1	10/24/2024
10.1	TransBiotec, Inc. 2019 Equity Incentive Plan	8-K	10.1	11/19/2019
10.2*	Employment Agreement with David Gandini dated October 25, 2019	8-K	10.3	11/19/2019
10.3	Amendment No. 1 to Asset Purchase Agreement dated March 23, 2020 by and between IDTEC, LLC and TransBiotec, Inc.	10-Q	10.12	05/26/2020
10.4	Form of Convertible Promissory Note Issued to IDTEC, LLC at Close of Asset Purchase Transaction	8-K	10.3	06/11/2020
10.5	Waiver Under Asset Purchase Agreement and Post-Closing Covenant Agreement dated June 5, 2020 by and between IDTEC, LLC and TransBiotec, Inc.	8-K	10.4	06/11/2020
10.6	Warrant to Purchase Common Stock dated June 5, 2020 issued to IDTEC, LLC	8-K	10.5	06/11/2020
10.7*	Advisory Agreement with Steven Beabout dated October 9, 2020	10-K	10.16	03/31/2021
10.8	18% Original Issue Discount Convertible Debenture issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.1	10/01/2021
10.9	Warrant to Purchase Common Stock issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.2	10/01/2021
10.10	Securities Purchase Agreement by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.3	10/01/2021
10.11	Registration Rights Agreement by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated September 27, 2021	8-K	10.4	10/01/2021
10.12	Form of” Secured Convertible Debenture issued by SOBR Safe, Inc. in $2M Regulation D Offering	S-1/A	10.21	12/01/2021
10.13	Form of” Warrant issued by SOBR Safe, Inc. in Regulation D Offering	S-1/A	10.22	12/01/2021
10.14*	Executive Employment Agreement with Scott Bennett dated August 17, 2021	S-1/A	10.24	01/19/2022

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10.15*	Executive Employment Agreement with Michael Watson dated October 11, 2021	S-1/A	10.25	01/19/2022
10.16*	Executive Employment Agreement with Gerard Wenzel dated January 1, 2022	8-K	10.1	01/19/2022
10.17	Form of Share Exchange Agreement with David Gandini and Gary Graham for Series B Preferred Stock	S-1/A	10.28	03/17/2022
10.18	Common Stock Purchase Warrant issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd dated March 30, 2022	S-1	10.30	09/16/2022
10.19	Waiver by and between SOBR Safe, Inc. and Armistice Capital Master Fund Ltd. dated March 30, 2022	8-K	10.1	04/01/2022
10.20	Securities Purchase Agreement by and between SOBR Safe, Inc. and Aegis Capital Corp. dated September 28, 2022	8-K	10.1	10/03/2022
10.21	Registration Rights Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022.	8-K	10.2	10/03/2022
10.22	Form of Pre-Funded Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022	8-K	10.3	10/03/2022
10.23	Form of Warrant Agreement by and between SOBR Safe, Inc. and Purchasers dated September 30, 2022	8-K/A	10.4	10/14/2022
10.24*	Executive Employment Agreement with David Gandini dated January 30th, 2023	8-K	10.1	02/03/2023
10.25	Purchase Agreement between SOBR Safe, Inc. and Purchasers dated March 7, 2023	8-K	10.1	03/13/2023
10.26	Registration Rights Agreement between SOBR Safe, Inc. and Purchasers dated March 7, 2023	8-K	10.2	03/13/2023
10.27	Form of Senior Convertible Note between SOBR Safe, Inc. and Holders dated March 9, 2023	8-K	10.3	03/13/2023
10.28	Common Stock Purchase Warrant between SOBR Safe, Inc. and Holders dated March 9, 2023	8-K	10.4	03/13/2023
10.29	Amended And Restated Common Stock Purchase Warrant dated September 30, 2022 issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. amending the original warrant dated March 30, 2022	S-1	10.35	10/14/2022
10.30	Amended And Restated Common Stock Purchase Warrant dated September 30, 2022 issued by SOBR Safe, Inc. to Armistice Capital Master Fund Ltd. amending the original warrant dated September 27, 2021	S-1	10.36	10/14/2022
10.31*	Consulting Agreement by and between SOBR Safe, Inc. and Winterstone Group, LLC dated January 21, 2022	8-K	10.1	07/27/2022
10.32	Services Agreement by and between SOBR Safe, Inc. and TraDigital Marketing Group, LLC dated January 18, 2022	8-K	10.2	07/27/2022
10.33	Confirming Agreement by and between SOBR Safe, Inc. and Winterstone Group, LLC dated May 16, 2022	8-K	10.3	07/27/2022
10.34	Confirming Agreement by and between SOBR Safe, Inc. and TraDigital Marketing Group, LLC dated May 16, 2022	8-K	10.4	07/27/2022
10.35	Form of Inducement Letter between SOBR Safe, Inc. and the Holder, dated June 4, 2024	8-K	10.1	06/04/2024
10.36	Form of New Warrant	8-K	10.2	06/04/2024
10.37	Securities Purchase Agreement by and between SOBR Safe, Inc. and Purchasers, dated October 7, 2024	8-K	10.1	10/11/2024
10.38	Registration Rights Agreement by and between SOBR Safe, Inc. and Purchasers, dated October 7, 2024	8-K	10.4	10/11/2024
10.39	Placement Agent Agreement by and between SOBR Safe, Inc. and Aegis Capital Corp.	8-K	10.6	10/11/2024
21.1	List of Subsidiaries	10-K	21.1	04/01/2024
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Independent Registered Public Accounting Firm	S-1	23.2	10/24/2024
23.3	Consent of Lucosky Brookman LLP (Included in Exhibit 5.1)	S-1	23.3	10/24/2024
24	Power of Attorney (included in the signature page of this Registration Statement)	S-1	24	10/24/2024	X
97.1	Compensation Recovery Policy	10-K	97.1	04/01/2024
101.INS	Inline XBRL Instance Document.				X
101.SCH	Inline XBRL Taxonomy Extension Schema Linkbase Document.				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.				X
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).				X
107	Filing Fee Table	S-1	107	10/24/2024

*	Indicates a management contract or compensatory plan or arrangement.

**XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

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(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

 Undertakings

A.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on this 4th day of December, 2024.

SOBR Safe, Inc.

Dated: December 4, 2024	By:	/s/ David Gandini
David Gandini
	Its:	Chief Executive Officer, Principal Executive Officer, and Secretary

Dated: December 4, 2024		/s/ Christopher Whitaker
	By:	Christopher Whitaker
	Its:	Chief Financial Officer, Principal Financial Officer, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Dated: December 4, 2024	By:	/s/ David Gandini
David Gandini, Chairman of the Board of Directors, Secretary and Chief Executive Officer, Principal Executive Officer

Dated: December 4, 2024	By:	/s/ Ford Fay
Ford Fay, Director

Dated: December 4, 2024	By:	/s/ Steven Beabout
Steven Beabout, Director

Dated: December 4, 2024	By:	/s/ Sandy Shoemaker
Sandy Shoemaker, Director

Dated: December 4, 2024	By:	/s/ Noreen Butler
Noreen Butler, Director

Dated: December 4, 2024	By:	/s/ Christopher Whitaker
Christopher Whitaker, Chief Financial Officer and Treasurer, Principal Financial Officer

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